Exhibit 99.12

ISSN 1718-8369

Volume 6, number 7	February 17, 2012
AS AT NOVEMBER 30, 2011

Highlights for November 2011

❑	Budgetary revenue in November amounts to $4.6 billion, down $180 million compared to last year. Own-source revenue amounts to $3.4 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $4.7 billion, up $62 million compared to last year.

❑	Debt service amounts to $589 million, up $7 million compared to November 2010.

❑	A deficit of $516 million was posted in November 2011, compared with $322 million in November of last year.

❑	Taking the $73 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $589 million.

On the basis of the cumulative results as at November 30, 2011, the budgetary balance within the meaning of the Balanced Budget Act amounts to a deficit of $2.0 billion. As forecast in the Update on Québec’s Economic and Financial Situation of last October 25, the 2011-2012 budget deficit within the meaning of the Balanced Budget Act should amount to $3.8 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
	November		April to November		Autumn 2011
						Forecast Growth
	2010[1]	2011	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	3 534	3 382	29 377	31 715	50 257	6.4
Federal transfers	1 294	1 266	10 187	10 026	15 147	- 1.8
Total	4 828	4 648	39 564	41 741	65 404	4.4
BUDGETARY EXPENDITURE
Program spending	- 4 650	- 4 712	- 38 334	- 39 465	- 61 284	1.9
Debt service	- 582	- 589	- 4 603	- 4 890	- 7 723	10.6
Total	- 5 232	- 5 301	- 42 937	- 44 355	- 69 007	2.8
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	24	73	834	674	150	—
Health and social services and education networks	—	- 9	- 100	- 44	53	—
Generations Fund	58	73	413	489	929	—
Total	82	137	1 147	1 119	1 132	—
Contingency reserve	—	—	—	—	- 400	—
DEFICIT	- 322	- 516	- 2 226	- 1 495	- 2 871	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 58	- 73	- 413	- 489	- 929	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	- 380	- 589	- 2 639	- 1 984	- 3 800	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at November 30, 2011

Budgetary balance

❑	For the period from April 2011 to November 2011, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $2.0 billion.

Budgetary revenue

❑	As at November 30, 2011, budgetary revenue amounts to $41.7 billion, $2.2 billion more than as at November 30, 2010.

	—	Own-source revenue stands at $31.7 billion, $2.3 billion more than last year.

	—	Federal transfers amount to $10.0 billion, down $161 million compared to November 30, 2010.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $44.4 billion, an increase of $1.4 billion, or 3.3%, compared to last year.

—

For the first eight months of the fiscal year, program spending rose by $1.1 billion, or 3.0%, and stands at $39.5 billion. The increase forecast for 2011-2012 in the Update on Québec’s Economic and Financial Situation of last October 25 is 1.9%.

	–	The most significant changes are in the Education and Culture ($428 million), Health and Social Services ($419 million) and Support for Individuals and Families ($202 million) missions.

–

The pace of program spending is faster in 2011-2012 because of the allocation details of certain grants, including those relating to the health and social services and the education networks. Moreover, measures are being taken to comply with the spending growth objective forecast for the year.

—	Debt service stands at $4.9 billion, an increase of $287 million or 6.2% compared to last year.

Consolidated entities

❑	As at November 30, 2011, the results of consolidated entities show a surplus of $1.1 billion. These results include:

—	a surplus of $674 million for non-budget-funded bodies and special funds;

—	a $44-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $489 million.

Net financial requirements

❑

As at November 30, 2011, consolidated net financial requirements stand at $5.6 billion, a decrease of $369 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	November			April to November
	2010[1]	2011	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	3 534	3 382	- 152	29 377	31 715	2 338
Federal transfers	1 294	1 266	- 28	10 187	10 026	- 161
Total	4 828	4 648	- 180	39 564	41 741	2 177
BUDGETARY EXPENDITURE
Program spending	- 4 650	- 4 712	- 62	- 38 334	- 39 465	- 1 131
Debt service	- 582	- 589	- 7	- 4 603	- 4 890	- 287
Total	- 5 232	- 5 301	- 69	- 42 937	- 44 355	- 1 418
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	24	73	49	834	674	- 160
Health and social services and education networks	—	- 9	- 9	- 100	- 44	56
Generations Fund	58	73	15	413	489	76
Total	82	137	55	1 147	1 119	- 28
DEFICIT	- 322	- 516	- 194	- 2 226	- 1 495	731
Consolidated non-budgetary requirements	182	- 405	- 587	- 3 745	- 4 107	- 362
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 140	- 921	- 781	- 5 971	- 5 602	369

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	November			April to November
			Change			Change
Revenue by source	2010[1]	2011	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 237	1 232	- 0.4	11 459	11 912	4.0
Contributions to Health Services Fund	424	444	4.7	3 810	3 973	4.3
Corporate taxes	165	232	40.6	1 859	2 211	18.9
Consumption taxes	1 133	1 048	- 7.5	8 642	9 676	12.0
Others sources	200	150	- 25.0	1 216	1 305	7.3
Total own-source revenue excluding government enterprises	3 159	3 106	- 1.7	26 986	29 077	7.7
Revenue from government enterprises	375	276	- 26.4	2 391	2 638	10.3
Total own-source revenue	3 534	3 382	- 4.3	29 377	31 715	8.0
Federal transfers
Equalization	713	652	- 8.6	5 702	5 210	- 8.6
Protection payment	—	31	—	—	246	—
Health transfers	363	380	4.7	2 857	3 024	5.8
Transfers for post-secondary education and other social programs	122	122	—	961	982	2.2
Other programs	96	81	- 15.6	667	564	- 15.4
Total federal transfers	1 294	1 266	- 2.2	10 187	10 026	- 1.6
BUDGETARY REVENUE	4 828	4 648	- 3.7	39 564	41 741	5.5

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	November			April to November
			Change			Change
Expenditures by mission	2010[1]	2011	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 100	2 107	0.3	18 483	18 902	2.3
Education and Culture	1 418	1 411	- 0.5	10 011	10 439	4.3
Economy and Environment	353	410	16.1	3 656	3 655	—
Support for Individuals and Families	480	500	4.2	3 840	4 042	5.3
Administration and Justice	299	284	- 5.0	2 344	2 427	3.5
Total program spending	4 650	4 712	1.3	38 334	39 465	3.0
Debt service	582	589	1.2	4 603	4 890	6.2
BUDGETARY EXPENDITURE	5 232	5 301	1.3	42 937	44 355	3.3

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	November
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	993	1 355	—		73	67	2 488	- 1 686		802
EXPENDITURE
Expenditure	- 753	- 1 322	- 9	[1]	—	- 67	- 2 151	1 598	[2]	- 553
Debt service	- 141	- 59	—		—	—	- 200	88		- 112
TOTAL	- 894	- 1 381	- 9		—	- 67	- 2 351	1 686		- 665
RESULTS	99	- 26	- 9		73	—	137	—		137

	April to November
	Special funds	Non-budget- funded bodies	Health and education networks		Generations Fund	Specified purpose accounts	Total	Consolidation adjustments		Total
REVENUE	7 933	12 018	—		489	731	21 171	- 14 049		7 122
EXPENDITURE
Expenditure	- 6 369	- 10 964	- 44	[1]	—	- 731	- 18 108	13 432	[2]	- 4 676
Debt service	- 1 131	- 813	—		—	—	- 1 944	617		- 1 327
TOTAL	- 7 500	- 11 777	- 44		—	- 731	- 20 052	14 049		- 6 003
RESULTS	433	241	- 44		489	—	1 119	—		1 119
1	The results of the networks are presented according to the modified equity accounting method.
2	Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.